Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Super League Gaming, Inc. of our report dated March 31, 2023, which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Super League Gaming, Inc. appearing in the Annual Report on Form 10-K of Super League Gaming, Inc.  for the year ended December 31, 2022.

We also consent to the reference to our firm under the heading “Experts”.

/s/ Baker Tilly US, LLP

Los Angeles, California

May 18, 2023